Exhibit 10.1

Employment Agreement

Due to work need, China Valves Technology, Inc. (hereinafter referred to as “Party A” or “Company”), intends to employ Jianghang LI (hereinafter referred to as “Party B”) to be employee of Party A in accordance with the State’s relevant laws, regulations and rules on labor issues.  Based on the principles of equality, volunteer, and consultation, both Parties enter into this Agreement to establish employment relations and specify both Parties’ rights and obligations for mutual abidance.

1.  Term

This Agreement starts on March 29, 2008 and ends on December 31, 2010.  In the event that either Party intends to terminate this Agreement, it shall notify the other Party in writing or by email thirty (30) days in advance.

2.  Duties

(1) The position of Party B is CFO (Chief Finance Officer), reporting to CEO. Party B’s working duties include:

A. combination of all financial statements of the Company;
B. financial consultation on the Company’s acquisition;
C. training to the senior management and financial staffs of the Company;
D. protecting the interests of the Company and answering various questions on financial issues of the Company imposed by SEC; and
E. coordination on the Company’s financing issues and investor relations.

(2) During the contract term, Party A will possibly assign Party B for other positions.

3.  Working Time, Confidentiality and Non-competition Agreement

(1) During the contract term, Party B shall be a full-time employee of Party A.

(2) Party B shall keep all the business activities and trade secret of Party A confidential and shall not disclose to any third parties without permission of Party A.

(3) Party B agrees, during the contract term and within two (2) years after expiry of the contract term, not to engage in any business which will compete with the business activities of Party A and not to join in any companies which compete with Party A.

4.  Leaves

During the contract term, Party B shall enjoy the statutory public holidays specified by laws.

5.  Remuneration

Monthly salary: US $ 6,000 (after tax)
Date for paying the remuneration: every month
Method of payment for the remuneration: payment in US Dollar or in RMB according to the foreign exchange ratio on the date when the payment is actually made.

6.  Stock Options

Considering the actual work performance of Party B and upon approval of the Board of Directors, the Company will grant Party B a certain amount of stock options as an incentive.

7.  Insurance and Welfares

(1) During the contract term, both Party A and Party B shall contribute various social security funds, such as insurance for pension, unemployment and work accidents.  Meanwhile, Party A shall periodically notify Party B of the contribution of the social insurance funds.

(2) In the event that Party B suffers any diseases or work-related injuries during the contract term, the salary for Party B during its sick leaves, the disease relief fees and the fees for medical treatment for Party B shall be implemented according to the standard which shall not be lower than the State’s mandatory standard.

(3) During the period which the Company stops its operation and production due to the reasons not attributable to Party B, the benefits for various leaves, social insurances and medical treatment which Party B may enjoy according to the relevant regulations shall remain unchanged.

(4) The other social welfares and benefits which Party B may enjoy shall be implemented according to the rules and regulations promulgated by Party A according to law.

8.  Labor Discipline, Punishments and Awards

Party B shall abide by various rules and regulations promulgated by Party A according to law.  Party A is entitled to examine, supervise, review, punish and award Party B for Party B’s performance to those rules and regulations.

9.  Mediation and Arbitration

The disputes arising from the performance of this Agreement shall be resolved first through consultation.  In the event that the disputes can not be resolved through consultation, the disputes can be resolved through mediation by the Disputes Mediation Commission where Party A is located or through arbitration by the Labor Disputes Arbitration Commission where Party A is located within sixty (60) days after the disputes have arose.  If not satisfied with the arbitration awards, either Party may institute a lawsuit with the people’s court where Party A is located within fifteen (15) days after receiving the arbitration awards.

10.  Amendment

Any amendment to this Agreement shall not take into effect before the amendment is signed and recognized in writing by both Parties.

11.  Governing Law

This Agreement shall be governed by the laws of the People’s Republic of China.  During the contract term, in case of any discrepancy between the articles of this Agreement and the provisions of the law, the latter shall prevail.

Because Party A is an American public listing company, after conclusion of this Agreement, Party A is obliged to file an 8-K report on hiring Party B to SEC.  Party B shall also be obliged to provide Party A any materials required for filing 8-K report.  Meanwhile, all the behaviors and activities of Party B, as CFO of Party A, shall also be supervised and governed by SEC.

Party A or Representative (Signature or Seal)	Party A or Representative (Signature or Seal)
Signature:	Signature:
Date: March 29, 2008	Date: March 29, 2008